CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to incorporation by reference in the Registration Statement (No. 333-147752) on Amendment Number 1 to Form SB-2 of our report dated December 11, 2006 on the statement of operations, shareholders’ equity (deficiency) and cash flows of Advaxis, Inc. (a development stage company) for the year ended October 31, 2006, and the amounts included in the cumulative columns for the period March 1, 2002 (inception) to October 31, 2006. We also consent to the reference to our Firm under the caption "Experts".

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 15, 2008